SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                               (Amendment No. 7) (1)

                               ITC DeltaCom, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  45031T 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Welsh, Carson, Anderson                              William J. Hewitt, Esq.
  & Stowe VIII, L.P.,                                Ropes & Gray LLP
320 Park Avenue, Suite 2500                          45 Rockefeller Plaza
New York, New York  10022                            New York, New York  10111
Attention: Jonathan M. Rather                        Tel. (212) 841-5700
Tel. (212) 893-9500
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                               November 12, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

1)     Name of Reporting Person                   Welsh, Carson, Anderson
       I.R.S. Identification                      & Stowe VIII, L.P.
       No. of Above Person
       (Entities Only)
--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            Delaware

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)
                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power
                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)
                                    --------------------------------------------
11)    Aggregate Amount Beneficially                49,159,729 shares of
       Owned by Each Reporting Person               Common Stock
                                                    (including shares issuable
                                                    upon conversion of preferred
                                                    stock and exercise of
                                                    warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                               68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                       PN

1)     Name of Reporting Person                     WCAS VIII Associates, L.L.C.
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                    (a) [X]
       if a Member of a Group                       (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                              Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                       Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                              Delaware

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting                -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)
                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power
                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially                49,159,729 shares of
       Owned by Each Reporting Person               Common Stock
                                                    (including shares issuable
                                                    upon conversion of
                                                    preferred stock and
                                                    exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                               68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                       CO

1)     Name of Reporting Person                  WCAS Capital Partners III, L.P.
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                (a) [X]
       if a Member of a Group                   (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                          Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                   Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                          Delaware

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                      Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)
                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power
                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially                49,159,729 shares of
       Owned by Each Reporting Person               Common Stock
                                                    (including shares issuable
                                                    upon conversion of
                                                    preferred stock and
                                                    exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                               68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                       PN

1)     Name of Reporting Person                   WCAS CP III Associates, L.L.C.
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            Delaware

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     CO

1)     Name of Reporting Person                   Patrick J. Welsh
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11     Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   Russell L. Carson
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   Bruce K. Anderson
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Peron                    Thomas E. McInerney
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   Robert A. Minicucci
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   Anthony J. deNicola
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   Paul B. Queally
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1      Name of Reporting Person                   Jonathan M. Rather
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   D. Scott Mackesy
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   John D. Clark
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   James R. Matthews
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

1)     Name of Reporting Person                   Sanjay Swani
       I.R.S. Identification
       No. of Above Person
       (Entities Only)

--------------------------------------------------------------------------------
2)     Check the Appropriate Box                  (a) [X]
       if a Member of a Group                     (b) [ ]

--------------------------------------------------------------------------------
3)     SEC Use Only

--------------------------------------------------------------------------------
4)     Source of Funds                            Not Applicable

--------------------------------------------------------------------------------
5)     Check if Disclosure of                     Not Applicable
       Legal Proceedings Is
       Required Pursuant to
       Items 2(d) or 2(e)

--------------------------------------------------------------------------------
6)     Citizenship or Place
       of Organization                            United States

--------------------------------------------------------------------------------
Number of                           7)  Sole Voting       -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person
With                                --------------------------------------------
                                    8)  Shared Voting     49,159,729 shares of
                                        Power             Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
                                    9)  Sole Disposi-     -0-
                                        tive Power

                                    --------------------------------------------
                                    10) Shared Dis-       49,159,729 shares of
                                        positive Power    Common Stock
                                                          (including shares
                                                          issuable upon
                                                          conversion of
                                                          preferred stock and
                                                          exercise of warrants)

                                    --------------------------------------------
11)    Aggregate Amount Beneficially              49,159,729 shares of
       Owned by Each Reporting Person             Common Stock (including
                                                  shares issuable upon
                                                  conversion of preferred stock
                                                  and exercise of warrants)

--------------------------------------------------------------------------------
12)    Check if the Aggregate
       Amount in Row (11)
       Excludes Certain Shares

--------------------------------------------------------------------------------
13)    Percent of Class
       Represented by                             68%
       Amount in Row (11)

--------------------------------------------------------------------------------
14)    Type of Reporting
       Person                                     IN

                        Amendment No. 7 to Schedule 13D
                        -------------------------------

          Reference is hereby made to the statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on November 1, 2002, Amendment No. 1 thereto filed on November 8, 2002, Amendment No. 2 thereto filed on December 18, 2002, Amendment No. 3 thereto filed on December 26, 2002, Amendment No. 4 thereto filed on July 7, 2003, Amendment No. 5 thereto filed on October 14, 2003 and Amendment No. 6 thereto filed on September 29, 2004 (as so amended, the "Schedule 13D"). Terms defined in the Schedule 13D are used herein as so defined.

          The Schedule 13D is hereby amended as follows:

Item 3.   Source and Amount of Funds and Other Consideration.
          --------------------------------------------------

          Item 3 is hereby amended by adding the following thereto:

          On November 12, 2004, the Reporting Persons purchased in the aggregate an additional 149,450 shares of Series B Preferred Stock, at a purchase price of $100 per share, from the Issuer pursuant to the provisions of Section 8.21 of the Merger Agreement described in Amendment No. 4 to the Schedule 13D.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

          Item 5 is hereby amended and restated to read in its entirety as follows:

          The information below reflects only the direct beneficial ownership of each entity and person named below, and is based on a total of 51,995,971 shares of Common Stock outstanding as of October 31, 2004, as reported in the Issuer's Report on Form 10-Q for the quarterly period ended September 30, 2004 filed with the Commission on November 15, 2004. This information gives effect to the exercise of all Warrants and conversion of all shares of Series B Preferred Stock held by each such entity and person.

          WCAS VIII and VIII Associates
          -----------------------------

          WCAS VIII owns 42,184,001 shares of Common Stock, or approximately 61.7% of the Common Stock outstanding. VIII Associates, as the general partner of WCAS VIII, may be deemed to beneficially own the securities owned by WCAS VIII.

          WCAS CP III and CP III Associates
          ---------------------------------

          WCAS CP III owns 5,248,705 shares of Common Stock, or approximately 9.5% of the Common Stock outstanding. CP III Associates, as the general partner of WCAS CP III, may be deemed to beneficially own the securities owned by WCAS CP III.

          Managing Members of VIII Associates and CP III Associates
          ---------------------------------------------------------

          (i) Patrick J. Welsh owns 370,393 of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (ii) Russell L. Carson owns 370,393 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (iii) Bruce K. Anderson owns 370,393 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding.

          (iv) Thomas E. McInerney owns 379,440 shares of Common Stock, or approximately 0.7% of the Common Stock outstanding. This excludes an option to purchase 10,000 shares of Common Stock at an exercise price of $4.40 granted on October 28, 2003, 3,333 shares of which vested on October 28, 2004, with 3,333 shares to vest on October 28, 2005 and 3,334 shares to vest on October 28, 2006, and which expires on October 28, 2013.

          (v) Robert A. Minicucci owns 130,645 shares of Common Stock, or approximately 0.3% of the Common Stock outstanding.

          (vi) Anthony J. de Nicola owns 46,622 shares of Common Stock, or less than 0.1% of the Common Stock outstanding. This excludes an option to purchase 10,000 shares of Common Stock at an exercise price of $4.40 granted on October 28, 2003, 3,333 shares of which vested on October 28, 2004, with 3,333 shares to vest on October 28, 2005 and 3,334 shares to vest on October 28, 2006, and which expires on October 28, 2013.

          (vii) Paul B. Queally owns 26,332 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (viii) Jonathan M. Rather owns 8,775 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (ix) D. Scott Mackesy owns 5,460 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (x) Sanjay Swani owns 15,403 shares of Common Stock, or less than 0.1% of the Common Stock outstanding. This excludes an option to purchase 10,000 shares of Common Stock at an exercise price of $4.40 granted on October 28, 2003, 3,333 shares of which vested on October 28, 2004, with 3,333 shares to vest on October 28, 2005 and 3,334 shares to vest on October 28, 2006, and which expires on October 28, 2013.

          (xi) John D. Clark owns no shares of Common Stock.

          (xii) James R. Matthews owns 3,175 shares of Common Stock, or less than 0.1% of the Common Stock outstanding.

          (b) The managing members of VIII Associates and CP III Associates may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of the securities of the Issuer owned by WCAS VIII and WCAS CP III, respectively. Each of the managing members of VIII Associates and CP III Associates disclaims beneficial ownership of all securities other than those he owns directly or by virtue of his indirect pro rata interest, as a managing member of VIII Associates and/or CP III Associates, in the securities owned by WCAS VIII and WCAS CP III.

          (c) In addition to the acquisition described in Item 3 above, additional shares of Series B Preferred Stock have been issued to the holders thereof as payment-in-kind dividends thereon on a quarterly basis beginning on January 1, 2004. The last such payment was made on October 1, 2004, and the next such payment will be made on January 1, 2005.

          (d) Except as described in this statement, no person has the power to direct the receipt of dividends on or the proceeds of sales of the shares of Common Stock owned by WCAS VIII or WCAS CP III.

          (e) Not applicable.

Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   November 17, 2004
                                WELSH, CARSON, ANDERSON & STOWE VIII, L.P.
                                By: WCAS VIII Associates, LLC, General Partner

                                By:/s/ Jonathan M. Rather
                                   --------------------------------------------
                                   Managing Member

                                WCAS VIII ASSOCIATES, LLC

                                By:/s/ Jonathan M. Rather
                                   --------------------------------------------
                                   Managing Member

                                WCAS CAPITAL PARTNERS III, L.P.
                                By: WCAS CP III Associates, LLC, General Partner

                                By:/s/ Jonathan M. Rather
                                   --------------------------------------------
                                   Managing Member

                                WCAS CP III ASSOCIATES, LLC

                                By:/s/ Jonathan M. Rather
                                   --------------------------------------------
                                   Managing Member

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Patrick J. Welsh

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Russell L. Carson

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Bruce K. Anderson

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Thomas E. McInerney

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Robert A. Minicucci

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Anthony J. deNicola

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Paul B. Queally

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/D. Scott Mackesy

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/John D. Clark

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/James R. Matthews

                                   /s/ Jonathan M. Rather
                                -----------------------------------------------
                                   Attorney-in-Fact/Sanjay Swani